Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	CardioNet, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@cardionet.com

CardioNet, Inc. Reports Third Quarter 2012 Financial Results

Conshohocken, PA — (BUSINESS WIRE) — November 5, 2012 — CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with a current focus on the diagnosis and monitoring of cardiac arrhythmias, today reported results for the third quarter ended September 30, 2012.

Third Quarter 2012 Highlights

•                  Completed acquisition of Cardiocore Lab, Inc., a leading research services business

•                  Introduced CardioNet’s new wireless event device, wEvent

•                  Generated positive adjusted EBITDA of $0.3 million in the third quarter 2012

•                  Experienced increased patient volume year over year

•                  Reduced DSO to 67 days, an 8 day improvement compared to year end 2011

•                  $17.9 million in cash as of September 30, 2012

President and CEO Commentary

Joseph Capper, President and Chief Executive Officer of CardioNet, commented: “In August, we completed the acquisition of Cardiocore Lab, Inc. (“Cardiocore”), a leading cardiac core lab.  This acquisition will enable us to leverage our strength in cardiac monitoring and the clinical superiority of our technology in a research setting.  We believe the research market represents a significant growth opportunity for CardioNet and we are excited about the future potential.

“Also in the quarter, we introduced the wEvent to a select group of practices.  This new wireless event monitor expands CardioNet’s portfolio by offering physicians an alternative to the traditional event monitor.  With the full market release of the wEvent expected later this quarter, CardioNet now offers the most comprehensive suite of cardiac outpatient monitoring solutions in the industry.

“The progress that we have made on our strategic initiatives has had a positive impact on our third quarter results.  For the quarter, we experienced positive adjusted EBITDA of $0.3 million, an improvement of $2.6 million over the prior year despite a challenging healthcare environment.  This reflects our continued optimization of the patient services business in addition to an EBITDA benefit from the acquisition of Cardiocore.

“Looking forward, we will continue to focus on growing our research and patient service businesses while investing in our infrastructure in order to streamline our operations.  We continue to look for additional opportunities to expand into adjacent markets.  Despite the cash outlays this year for acquisitions, we have maintained a strong balance sheet that we can leverage to support our strategic vision.”

Third Quarter Financial Results

Revenue for the third quarter 2012 was $27.0 million, an increase of 1.6% compared to $26.6 million in the third quarter 2011.  Despite an increase in overall patient volume, patient services revenue declined $0.2 million primarily due to a shift in product mix to event and Holter monitoring which carry a lower reimbursement rate.  Additionally, product revenue declined $1.2 million with lower volume partially attributable to the timing of orders.  This decline was offset by an increase in clinical research revenue of $2.0 million primarily related to the acquisition of Cardiocore.  For the three months ended September 30, 2012, patient revenue was comprised of 45% Medicare and 55% commercial, and MCOTTM patient volume was comprised of 51% Medicare and 49% commercial.

Gross profit for the third quarter 2012 increased to $16.4 million, or 60.6% of revenue, compared to $14.4 million, or 53.9% of revenue, in the third quarter of 2011.  Gross profit for the third quarter 2012 on an adjusted basis was $16.6 million, or 61.5% of revenue, excluding $0.2 million related to restructuring and other nonrecurring charges.  The increase in adjusted gross profit percentage was related to the impact of cost reductions implemented at the end of 2011 and lower depreciation partially offset by the addition of the lower margin Cardiocore business.

On a GAAP basis, operating expenses for the third quarter 2012 were $19.5 million, a decrease of 9.1% compared to $21.5 million in the third quarter 2011.  Operating expenses on an adjusted basis were $18.6 million, a 4.8% decline compared to $19.5 million for the prior year quarter, excluding $0.9 million in the third quarter 2012 and $2.0 million in the third quarter 2011 related to restructuring and other nonrecurring charges.  The decrease in operating expenses was driven by the implementation of cost reductions at the end of 2011.  These reductions were partially offset by the addition of ECG Scanning’s and Cardiocore’s operating expenses for the quarter.

On a GAAP basis, net loss for the third quarter 2012 was $3.1 million, or a loss of $0.12 per diluted share, compared to a net loss of $7.1 million, or a loss of $0.29 per diluted share, for the third quarter 2011.  Excluding expenses related to restructuring and other nonrecurring charges, adjusted net loss for the third quarter 2012 was $1.9 million, or a loss of $0.08 per diluted share.  This compares to an adjusted net loss of $5.1 million, or a loss of $0.21 per diluted share, for the third quarter 2011, which also excludes the impact of restructuring and other nonrecurring charges.

Liquidity

As of September 30, 2012, the Company had total cash and investments of $17.9 million compared to $46.5 million as of December 31, 2011, a decrease of $28.6 million.  The significant cash uses during the first nine months of 2012 included $23.4 million related to the acquisition of Cardiocore, $5.8 million related to the acquisition of ECG Scanning, $4.4 million for capital expenditures and $1.3 million related to the settlement of the shareholder litigation.

As previously disclosed at the end of the second quarter, the Company had a delay in collections of approximately $7.0 million as it awaited receipt of its Medicare designation for the San Francisco monitoring center.  This designation was subsequently received and the outstanding claims were processed with substantially all of the outstanding cash received by the end of the third quarter.  This resulted in the Company having positive operating cash flow for the year to date period and a reduction in the Company’s DSO to 67 days at quarter end.  This reflects an 8 day decrease compared to year end 2011 and a 21 day reduction compared to the second quarter 2012.

Conference Call

CardioNet, Inc. will host an earnings conference call on Monday, November 5, 2012, at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.cardionet.com.  The call will be archived on our website and will also be available for two weeks via phone at 888-286-8010, access code 23386171.

About CardioNet

CardioNet is the leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health.  CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient TelemetryTM (MCOTTM).  More information can be found at http://www.cardionet.com.

Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in the Company’s future.  These statements may be identified by words such as “expect,” “may,” “anticipate,” “possible,” “estimate,” “potential,” “intend,” “plan,” “believe,” “forecast,” “promises” and other words and terms of similar meaning.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations.  These factors include, among other things, the effect of the Cardiocore Lab, Inc. and ECG Scanning & Medical Services, Inc. acquisitions on our business operations and financial results, our ability to effectively integrate these acquisitions into our operations; the effectiveness of our efforts to address operational initiatives, including cost savings initiatives that affect our business, changes to insurance coverage, relationships with our government and commercial payors and reimbursement levels for our products, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, success of partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services and patent protection, adverse regulatory action and litigation success.  For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	(unaudited)
	September 30, 2012	September 30, 2011

Revenue	$27,040	$26,602
Cost of revenue	10,642	12,252
Gross profit	16,398	14,350
Gross profit %	60.6%	53.9%

Operating expenses:
General and administrative expense	7,969	8,655
Sales and marketing expense	6,476	6,621
Bad debt expense	3,195	3,263
Research and development expense	1,143	1,329
Integration, restructuring and other charges	741	1,619
Total operating expenses	19,524	21,487

Loss from operations	(3,126)	(7,137)
Interest and other income, net	5	34

Loss before income taxes	(3,121)	(7,103)
Provision for income taxes	—	—
Net loss	$(3,121)	$(7,103)

Loss per Share:
Basic	$(0.12)	$(0.29)
Diluted	$(0.12)	$(0.29)

Weighted Average Shares Outstanding:
Basic	24,995	24,451
Diluted	24,995	24,451

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Nine Months Ended
	(unaudited)
	September 30,	September 30,
	2012	2011

Revenue	$81,535	$92,238
Cost of revenue	32,801	38,922
Gross profit	48,734	53,316
Gross profit %	59.8%	57.8%

Operating expenses:
General and administrative expense	24,276	27,315
Sales and marketing expense	18,655	22,081
Bad debt expense	9,066	8,555
Research and development expense	3,368	4,372
Integration, restructuring and other charges	1,744	2,757
Total operating expenses	57,109	65,080

Loss from operations	(8,375)	(11,764)
Interest and other income, net	91	107

Loss before income taxes	(8,284)	(11,657)
Benefit (Provision) for income taxes	431	(4)
Net loss	$(7,853)	$(11,661)

Loss per Share:
Basic	$(0.32)	$(0.48)
Diluted	$(0.32)	$(0.48)

Weighted Average Shares Outstanding:
Basic	24,840	24,384
Diluted	24,840	24,384

Summary Financial Data

(In Thousands)

	September 30, 2012	December 31, 2011
	(unaudited)

Cash and investments	$17,887	$46,484
Accounts receivable, net	17,276	21,028
Other receivables, net	5,314	1,564
Days sales outstanding	67	75
Working capital	26,357	57,177
Total assets	94,309	94,975
Total debt	—	—
Total shareholders’ equity	73,257	77,997

	Three Months Ended
	September 30, 2012	September 30, 2011
	(unaudited)

Stock compensation expense	$826	$917

	Nine Months Ended
	September 30, 2012	September 30, 2011
	(unaudited)

Stock compensation expense	$2,656	$3,297

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended
	(unaudited)
	September 30, 2012	September 30, 2011

Operating loss — GAAP	$(3,126)	$(7,137)

Nonrecurring charges (a)	1,190	1,982

Adjusted operating loss	$(1,936)	$(5,155)

Net loss — GAAP	$(3,121)	$(7,103)

Nonrecurring charges (net of income tax benefit of $0 and $0, respectively) (a)	1,190	1,982

Adjusted net loss	$(1,931)	$(5,121)

Loss per diluted share — GAAP	$(0.12)	$(0.29)

Nonrecurring charges per share (a)	0.04	0.08

Adjusted loss per diluted share	$(0.08)	$(0.21)

(a)        In the third quarter of 2012, we incurred $0.7 million related to integration, restructuring and other charges, $0.3 million of other nonrecurring expenses primarily related to the San Francisco monitoring center and $0.1 million for the forfeiture and acceleration of certain options.  In the third quarter of 2011, we incurred $1.6 million of integration, restructuring and other charges largely related to the integration of Biotel’s operations as well as $0.4 million for the forfeiture and acceleration of certain options and other nonrecurring items.

	Three Months Ended
	(unaudited)
	September 30, 2012	September 30, 2011

Cash provided / (used) by operating activities	$7,478	$(659)
Capital expenditures	(1,609)	(1,138)
Free cash flow	$5,869	$(1,797)

	Three Months Ended
	(unaudited)
	September 30, 2012	September 30, 2011

Operating loss — GAAP	$(3,126)	$(7,137)
Nonrecurring charges	1,190	1,982
Depreciation and amortization expense	2,210	2,896
Adjusted EBITDA	$274	$(2,259)

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Nine Months Ended
	(unaudited)
	September 30, 2012	September 30, 2011

Operating loss — GAAP	$(8,375)	$(11,764)

Nonrecurring charges (a)	3,607	4,851

Adjusted operating loss	$(4,768)	$(6,913)

Net loss — GAAP	$(7,853)	$(11,661)

Nonrecurring charges (net of income tax benefit of $431 and $0, respectively) (a)	3,176	4,851

Adjusted net loss	$(4,677)	$(6,810)

Loss per diluted share — GAAP	$(0.32)	$(0.48)

Nonrecurring charges per share (a)	0.13	0.20

Adjusted loss per diluted share	$(0.19)	$(0.28)

(a)         In the first nine months of 2012, we incurred $1.7 million related to integration, restructuring and other charges, $1.4 million of other nonrecurring charges primarily related to the San Francisco monitoring center and legal fees related to litigation and $0.5 million for the forfeiture and acceleration of certain options.  In the first nine months of 2011, we incurred $2.8 million of integration, restructuring and other charges largely related to the integration of Biotel’s operations, $1.3 million of other nonrecurring charges as well as $0.8 million for the forfeiture and acceleration of certain options.

	Nine Months Ended
	(unaudited)
	September 30, 2012	September 30, 2011

Cash provided by operating activities	$3,614	$490
Capital expenditures	(4,357)	(2,814)
Free cash flow	$(743)	$(2,324)

	Nine Months Ended
	(unaudited)
	September 30, 2012	September 30, 2011

Operating loss — GAAP	$(8,375)	$(11,764)
Nonrecurring charges	3,607	4,851
Depreciation and amortization expense	6,341	9,269
Adjusted EBITDA	$1,573	$2,356